Exhibit 99.1

River Valley Bancorp and

Dupont State Bank

Sign Definitive Agreement to Merge

For Immediate Release

Monday, December 5, 2011

River Valley Bancorp (NASDAQ:RIVR) and Dupont State Bank, an Indiana commercial bank wholly owned by Citizens Union Bancorp of Shelbyville announced the signing of a definitive agreement to merge. Under the terms of the agreement River Valley Bancorp will acquire all outstanding shares of common stock of Dupont State Bank at an aggregate purchase price of $6.275 million, payable in cash. In conjunction with the acquisition, River Valley Financial Bank will convert from a federally charted thrift to a state chartered bank by merging with and into Dupont State Bank which shall be renamed River Valley Financial Bank. Completion of the merger is subject to regulatory and shareholder approvals. River Valley Bancorp and River Valley Financial Bank have the right to terminate the Agreement under certain conditions, including if Dupont State Bank’s closing book value, subject to certain adjustments, is less than $7,332,000, if its real estate owned at closing exceeds $2.0 million, or if its delinquent loans at closing exceed 4% of total loans.

The transaction is expected to be completed in the second quarter of 2012. The combined company will have approximately $484 million in assets, $322 million in loans and $373 million in deposits. The acquisition will expand River Valley’s branch network to North Vernon, Seymour and Dupont, Indiana. The combined company will have twelve branches across southeast Indiana and northern Kentucky. River Valley does not expect to close any of the Dupont branches. It is believed that the transaction will be immediately accretive to River Valley’s earnings per share in 2012 and will be accretive to tangible book value in 2013.

Matthew Forrester, President and CEO of River Valley Bancorp, said “We are excited to have the Dupont family join River Valley Bank. Dupont has had a strong history of success in southern Indiana. We believe that the combination of our two Indiana banks will enable us to continue to provide the high level of service that both of our customers have come to expect.”

Jeff Rayburn, CEO and Senior Lender, said “By joining forces with River Valley we will be able to enhance the products and services that we offer to our customers. This combination provides our customers a larger branch network to effectively and efficiently conduct their business in Southern Indiana. River Valley is a well capitalized institution that provides us a strong base for future lending.” Mr. Rayburn will remain with the organization following the merger as one of the Bank’s Senior Vice Presidents.

Barnes & Thornburg LLP served as legal advisor to River Valley Bancorp. Frost Brown Todd LLC served as legal advisor to Dupont State Bank. Keefe, Bruyette & Woods served as financial advisor to River Valley Bancorp. Professional Bank Services served as financial advisor to Dupont State Bank.

About River Valley Bancorp

River Valley Bancorp is a $402 million unitary savings and loan holding company whose activities are primarily limited to holding the stock of River Valley Financial Bank. The Bank conducts a general banking business in southeastern Indiana and Carroll County, Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans for consumer, residential and commercial purposes. More information on River Valley Bancorp may be obtained by visiting www.rvfbank.com

About Dupont State Bank

Dupont State bank is an $82 million Indiana commercial bank, wholly owned by Citizens Union Bancorp of Shelbyville. Dupont State Bank operates a network of three branches all located in Indiana and are within the counties of Jackson, Jennings and Jefferson. At September 30, 2011 Dupont State Bank has $62 million in loans, $74 million in deposits and total equity of $7.6 million. More information on Dupont State Bank may be obtained by visiting www.dupontstatebank.com

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949

David Bowling - President
Citizens Union Bank of Shelbyville, Inc.
502-633-4450

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expects,"
"intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

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